EXHIBIT 99.1

 RE:  NN, Inc.
 2000 Waters Edge Drive
 Johnson City, TN  37604

FOR FURTHER INFORMATION:

AT THE COMPANY	AT FINANCIAL RELATIONS BOARD
Will Kelly	Marilynn Meek
Vice President and Chief Administrative Officer	(General info)
(423) 743-9151	212-827-3773

FOR IMMEDIATE RELEASE
July 31, 2008

NN, INC. REPORTS RECORD SECOND QUARTER 2008 RESULTS

•	Second Quarter 2008 Revenues Increased 13.9% to $122.2 million
•	Earnings per Share of $0.57 Include $0.26 per Share in Positive One Time Items
•	Second Quarter 2008 Income from Operations Rose 72% to $0.31 per Share

Johnson City, Tenn, July 31, 2008 – NN, Inc. (Nasdaq: NNBR) today reported its financial results for the second quarter ended June 30, 2008.  Net income for the second quarter and first half of 2008 includes a gain on the sale of surplus land and a one time adjustment to taxes related to a change in Italian tax laws.  Results for the second quarter and first six months of 2007 include certain restructuring and other one time charges.  Additionally, the financial statements for the second quarter and first six months of 2007 reflect the restatement of the Company’s June 30, 2007 financial statements.  These statements were restated in February of 2008 to correct an error in assumptions used to test the impairment of a customer contract intangible asset under SFAS 144.  Refer to the Company’s filed June 30, 2007 and September 30, 2007 10-Q/A’s for further discussion.

Net sales for the second quarter of 2008 were $122.2 million, an increase of $14.9 million, or 13.9% from net sales of $107.3 million for the same period of 2007.  The increase was primarily due to the positive effect of currency exchange of $10.4 million (+9.7%). Net volume gains of $4.5 million (+4.2%) in the core metal bearing components business also contributed to the increase in net sales.

Net income for the 2008 second quarter was $9.2 million or $0.57 per diluted share as compared to a net loss for the second quarter of 2007 of $10.4 million, or $0.61 per diluted share.  Net income for the second quarter of 2008 includes approximately $3.0 million, or $0.19 per diluted share, in after-tax gains on the sale of surplus land in The Netherlands and a one-time adjustment to taxes of approximately $1.1 million, or $0.07 per diluted share that relates to a change in Italian tax law.  Excluding these items, net income from operations for the second quarter of 2008 was $5.0 million or $0.31 per diluted share, up 61% and 72%, respectively from the $3.1 million and $0.18 per diluted share from operations in the second quarter 2007.  The 2007 second quarter results include the recording of approximately $13.4 million, or $0.79 per diluted share in after-tax restructuring and other one time charges.  Excluding these charges, net income from operations for the 2007 second quarter was $3.1 million or $0.18 per diluted share.

Net sales for the first six months of 2008 were $243.8 million, up $28.5 million, or 13.2% as compared to $215.2 million for the same period of 2007.  This increase is mainly due to the positive effect of currency translation of $18.7 (+ 8.7%) million and net volume increases of $10.2 million (+ 4.8%) that were partially offset by unfavorable price/mix issues of $0.4 million (-0.2%).

Net income for the first six months of 2008 was $14.3 million, or $0.89 per diluted share compared to a net loss of $6.6 million, or $0.39 per diluted share for the same period of 2007.  The results of the first six months of 2008 include the recording of approximately $3.0 million, or $0.19 per diluted share, in after-tax gains on the sale of surplus land in The Netherlands.  Additionally, net income includes the recording of a one-time, after-tax adjustment related to a change in Italian tax law of approximately $1.1 million or $0.07 per diluted share.  Excluding the recording of these two items, net income from operations for the first half of 2008 was $10.1 million or $0.63 per diluted share, up 48% and 58% respectively from the same period of 2007.  The first six months of 2007 results include approximately $13.4 million, or $0.79 per diluted share in after-tax restructuring and other one time charges.  Excluding the restructuring and other one time charges, net income for the first six months of 2007 was $6.8 million or $0.40 per diluted share.

As a percentage of net sales, cost of products sold for the second quarter of 2008 was 79.6% compared to 80.0% recorded in the prior year.  The 2008 year-to-date cost of products sold of 79.5% was flat as compared to the same period last year.  For both the quarter and the first six months of 2008, significant inflation cost increases in manufacturing costs, labor and energy have been more than offset by cost reductions associated with our Level 3 program.

Selling, general and administrative expenses were $10.0 million or 8.2% of net sales for the second quarter of 2008 as compared to $9.6 million, or 8.9% of net sales for the second quarter of 2007.  Selling, general and administrative expenses for the first six months of 2008 of 8.3% of net sales decreased as compared to 8.8% of net sales for the same period in 2007.

James H. Dorton, Vice President and Chief Financial Officer, commented, “During the second quarter we continued to benefit from improved performance at three operations, Whirlaway, Slovakia and China, that experienced profitability problems in 2007.  Each of these operations recorded improved operating margins and profitability as compared to the prior year.  This improvement has resulted mainly from operational improvements at all three locations as well as increases in production volumes in Slovakia and China. Additionally, our core Metal Bearing Components operations continue to perform well and are running slightly ahead of our business plan through the first half of the year.  Our Plastics and Rubber operations had lower than expected sales and earnings due to the continued reduction in North American automotive demand.”

Mr. Dorton continued, “In the second quarter, we continued to focus on specific working capital improvement initiatives.  We have made good progress on reaching our goals and believe these initiatives will further strengthen our balance sheet and improve cash flow.  During the first half of the year, we did not repurchase any of the Company’s shares under our previously announced stock repurchase plan.”

Roderick R. Baty, Chairman and Chief Executive Officer, commented, “Given the current global economic uncertainty, we are encouraged by the strong results from our operations in both the second quarter and the first six months of 2008. The demand from our customers for the second quarter continued to reflect strong global industrial end markets in both North America and Europe. Automotive demand in Europe was at healthy levels and essentially consistent with the first quarter of the year. As a result, our core Metal Bearing Components operations in both the U.S. and Europe experienced good performance, exceeding our beginning of the year forecast for both revenue and earnings. Our Level 3 program continued to deliver excellent results, offsetting significant global inflation we experienced in energy and steel related costs. In North America, our Rubber, Plastics and Precision Metal operations were negatively impacted by the continuing reductions in North American automotive demand during the second quarter.”

Mr. Baty concluded, “Looking forward, we anticipate overall good levels of industrial end market demand in North America and Europe continuing for the remainder of 2008.  However, we will experience the impact of a significant acceleration of reduced North American automotive demand for the last half of 2008. In addition, European automotive demand is forecasted to weaken over the last half of 2008, although not at the current rate of decline seen in North America. Given these global economic factors combined with our normal seasonality during the third quarter, we anticipate lower results than we experienced in the first half of the year, but total year results that exceed our previously communicated guidance of $0.90 to $0.95 per diluted share.”

NN, Inc. manufacturers and supplies high precision metal bearing components, industrial plastic and rubber products and precision metal components to a variety of markets on a global basis.  Headquartered in Johnson City, Tennessee, NN has 14 manufacturing plants in the United States, Western Europe, Eastern Europe and China.  NN, Inc. had sales of US $421 million in 2007.

Except for specific historical information, many of the matters discussed in this press release may express or imply projections of revenues or expenditures, statements of plans and objectives or future operations or statements of future economic performance. These, and similar statements are forward-looking statements concerning matters that involve risks, uncertainties and other factors which may cause the actual performance of NN, Inc. and its subsidiaries to differ materially from those expressed or implied by this discussion.  All forward-looking information is provided by the Company pursuant to the safe harbor established under the Private Securities Litigation Reform Act of 1995 and should be evaluated in the context of these factors. Forward-looking statements generally can be identified by the use of forward-looking terminology such as “assumptions”, “target”, “guidance”, “outlook”, “plans”, “projection”, “may”, “will”, “would”, “expect”, “intend”, “estimate”, “anticipate”, “believe”, “potential” or “continue” (or the negative or other derivatives of each of these terms) or similar terminology. Factors which could materially affect actual results include, but are not limited to: general economic conditions and economic conditions in the industrial sector, inventory levels, regulatory compliance costs and the Company's ability to manage these costs, start-up costs for new operations, debt reduction, competitive influences, risks that current customers will commence or increase captive production, risks of capacity underutilization, quality issues, availability and price of raw materials, currency and other risks associated with international trade, the Company’s dependence on certain major customers, the successful implementation of the global growth plan including development of new products and consummation of potential acquisitions and other risk factors and cautionary statements listed from time to time in the Company’s periodic reports filed with the Securities and Exchange Commission, including, but not limited to, the Company’s Annual Report on 10-K for the fiscal year ended December 31, 2007.

Financial Tables Follow

NN, Inc. Consolidated Statements of Income
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007
Net sales	$122,240	$107,302	$243,781	$215,246
Cost of products sold (exclusive of depreciation shown separately below)	97,248	85,929	193,741	171,010
Selling, general and administrative	10,011	9,558	20,220	18,983
Depreciation and amortization	6,387	5,658	12,650	11,180
Restructuring and asset impairment charges	--	13,336	--	13,336
Loss (gain) on disposal of assets	(4,018)	(6)	(4,159)	(11)
Income (loss) from operations	12,612	(7,173)	21,329	748

Interest expense, net	1,268	1,630	2,810	3,325
Other (income) expense, net	(284)	(22)	(419)	3
Income (loss) before provision for income taxes	11,628	(8,781)	18,938	(2,580)
Provision for income taxes	2,455	1,584	4,665	4,030
Net income (loss)	$9,173	$(10,365)	$14,273	$(6,610)

Diluted income per common share	$0.57	$(0.61)	$0.89	$(0.39)

Weighted average diluted shares	16,054	17,028	15,978	17,031

NN, Inc.
Condensed Balance Sheets
(In thousands)
(Unaudited)

	June 30, 2008	December 31, 2007

Assets
Current Assets:
Cash	$14,273	$13,029
Accounts receivable, net	82,390	65,566
Inventories, net	56,454	51,821
Other current assets	8,406	7,608
Total current assets	161,523	138,024

Property, plant and equipment, net	167,075	161,008
Goodwill and intangible assets, net	40,436	39,471
Other assets	10,469	11,575
Total assets	$379,503	$350,078

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$53,306	$51,124
Accrued salaries and wages	16,807	15,087
Current portion of long-term debt	7,624	11,851
Other liabilities	7,520	6,194
Total current liabilities	85,257	84,256

Deferred income taxes	17,579	18,682
Long-term notes payable and related party debt	103,172	100,193
Other	17,995	16,904
Total liabilities	224,003	220,035

Total stockholders’ equity	155,500	130,043

Total liabilities and stockholders’ equity	$379,503	$350,078

NN, Inc.
Reconciliation of Non-GAAP to GAAP Financial Measures
(Unaudited)

	Three Months Ended June 30, 2008		Six Months Ended June 30, 2008
	In Thousands	Diluted Earnings Per Share	In Thousands	Diluted Earnings Per Share
Net Income	$9,173	$0.57	$14,273	$0.89
After-tax gain related to sale of land	(2,995)	(0.19)	(2,995)	(0.19)
Italian tax adjustment, net	(1,142)	(0.07)	(1,142)	(0.07)
Net income excluding restructuring and other one time charges	$5,036	$0.31	$10,136	$0.63

	Three Months Ended June 30, 2007		Six Months Ended June 30, 2007
	In Thousands	Diluted Earnings Per Share	In Thousands	Diluted Earnings Per Share
Net Loss	$(10,365)	$(0.61)	$(6,610)	$(0.39)
After-tax restructuring and other one time charges	13,420	0.79	13,420	0.79
Net income excluding restructuring and other one time charges	$3,055	$0.18	$6,810	$0.40